January 16, 2008

Structured Asset Mortgage Investments II Inc.

383 Madison Avenue

New York, New York 10179

Re:	Bear Stearns Structured Products Inc. Trust, Series 2008-R1 Certificates

Ladies and Gentlemen:

We have advised Structured Asset Mortgage Investments II Inc. (the “Registrant”) with respect to certain federal income tax aspects of the issuance by the Registrant of the Bear Stearns Structured Products Inc. Trust, Series 2008-R1 Certificates (the “Certificates”) issuable in series. Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the heading “Federal Income Tax Consequences” in the prospectus (the “Prospectus”) forming a part of the Registration Statement on Form S-3 as filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on February 23, 2007 (the “Registration Statement”). Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects, and we hereby confirm and adopt that description as our opinion herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP